Exhibit 10.34

SECOND AMENDMENT TO TRANSITION AGREEMENT

          This AMENDMENT (the “Amendment”) is made as of this 28th day of February, 2003 to that certain Transition Agreement dated as of October 9, 20023 and as amended by the First Amendment thereto (as amended, the “Transition Agreement”) by and between FSI INTERNATIONAL, INC. (“FSI”), a corporation organized and existing under the laws of the state of Minnesota, and METRON TECHNOLOGY N.V., a company organized as a Naamloze Vennootschap under the laws of the Netherlands (“Metron”).

          In consideration of the actions contemplated by the Transition Agreement and in consideration of the mutual agreements set forth herein, the parties hereby agree that the Transition Agreement shall be amended as set forth below.

1.	Interpretation.

          Terms used herein with an initial capital letter but not otherwise defined herein shall have the meanings assigned to such terms in the Transition Agreement. All references to sections, exhibits or schedules herein shall be to sections, exhibits or schedules of the Transition Agreement.

2.	Delayed Assignment of Metron Shares upon Closing.

          Notwithstanding anything to the contrary in the Transition Agreement, in the event that the Metron Shares Value exceeds the FSI Closing Date Payment determined in accordance with Section 2.4 and, as a result, no cash payment by FSI is required to be made on the Closing Date in respect of the FSI Closing Date Payment, Metron and FSI agree that FSI may defer payment of the FSI Closing Date Payment on the Closing Date and retain all of the Metron Shares, including all certificates representing such shares, until the final Purchase Price is determined in accordance with Section 2.5. If, upon determination of the final Purchase Price in accordance with Section 2.5 (which determination shall be made taking into account FSI’s deferral of payment of the FSI Closing Date Payment pursuant to the preceding sentence), FSI is required to make a payment to Metron under the terms of Section 2.5, FSI shall make a portion of such payment, in an amount up to the Metron Shares Value, by the assignment of the number of Metron Shares representing the amount of the payment to be made by FSI. In the event that the Metron Shares Value exceeds the amount of such required payment by FSI, the number of Metron Shares shall be reduced to a number representing the amount of such payment. FSI shall not at any time prior to the determination and payment of the final Purchase Price sell, convey, assign or otherwise transfer any of the Metron Shares.

3.	Delayed Closing of Distribution Business in Italy.

          (a)     Notwithstanding anything to the contrary in the Transition Agreement and notwithstanding the Closing of the transactions contemplated by the Transition Agreement to occur on February 28, 2003 or such other date as may be agreed by Metron and FSI, Metron and FSI agree that the transfer of the Distribution Business in Italy contemplated to be transferred at the Closing shall occur as promptly as practicable following on March 31, 2003, subject to the satisfaction by Metron and FSI of all requirements to provide notice to, and if applicable consult with, the internal union representatives (works councils) of Metron Technology S.r.L. with respect to the Metron Transferred Employees in Italy and the external unions representing such employees (such requirements, the “Italian Labor Law Condition”) and such other applicable conditions to Closing referred to in Section 3(c) below.

          (b)     During the period from the date of the Closing of the transfer of the Distribution Business outside of Italy and the closing of the transfer of the Distribution Business in Italy, the Transition Period shall continue with respect to the Distribution Business in Italy and all obligations of Metron and FSI under the Transition Agreement that are applicable during the Transition Period with respect to the Distribution Business shall continue to apply with respect to the Distribution Business in Italy until the closing of the transfer of the Distribution Business in Italy.

          (c)     Metron and FSI agree that the obligation of the parties to close the transfer of the Distribution Business in Italy is subject to the satisfaction of all conditions to Closing, including the Italian Labor Law Condition, to the extent such conditions are applicable to the transfer of the Distribution Business in Italy had such transfer occurred on the date of the Closing of the transfer of the Distribution Business outside of Italy. Metron and FSI agree to use commercially reasonable efforts to satisfy the Italian Labor Law Condition and such other conditions, to the extent practicable, on a prompt and timely basis.

           (d)     Metron and FSI agree that the Distribution Business in Italy shall not be taken into account in determining the Estimated Purchase Price and any FSI Closing Date Payment or Metron Closing Date Payment under Section 2.4. In the event that the transfer of the Distribution Business in Italy has occurred prior to time periods for determination of the final Purchase Price in accordance with Section 2.5(a), the Distribution Business in Italy shall be taken into account in determining the final Purchase Price and any payments to be made by FSI or Metron pursuant to Section 2.5. In the event that the transfer of the Distribution Business in Italy has not occurred prior to time periods for determination of the final Purchase Price in accordance with Section 2.5(a), Metron and FSI shall agree on the manner in which the Purchase Price, as it relates to the Distribution Business in Italy, shall be paid.

4.	Korean Closing Matters.

          Notwithstanding Section 2.7 of the Transition Agreement and the transfer of the Distribution Business in Korea as part of the Closing on the date hereof, Metron and FSI agree that after determination the final Purchase Price in accordance with Article II of the Transition Agreement, the amount of the final Purchase Price attributable to the Distribution Business in Korea (i) shall deducted from the final Purchase Price payable in accordance with Section 2.5 and (ii) shall be paid by the FSI Purchasing Affiliate to the Metron Selling Affiliate located in Korea under the Business Transfer Agreement entered into between such FSI Purchasing Affiliate and such Metron Selling Affiliate.

5.	Purchase Orders for Spare Parts not Transferred or Assumed.

          (a)     Notwithstanding anything to the contrary in the Transition Agreement, including without limitation Section 4.3 of the Transition Agreement, Metron and FSI agree that no purchase orders for Spare Parts outstanding as of the Closing Date will be transferred by Metron or any Metron Selling Affiliate to, or assumed by, FSI or any FSI Purchasing Affiliate. Metron and the Metron Selling Affiliates shall continue to take purchase orders for Spare Parts after the Closing Date up to and including April 15, 2003 in accordance with the terms and conditions of the Distribution Agreements and such other terms and conditions as are set forth in Exhibit A hereto. Metron shall (i) remain obligated under all such purchase orders for Spare Parts outstanding as of the Closing Date and all Purchase Orders for Spare Parts entered into by Metron and the Metron Selling Affiliates between the Closing Date and April 15, 2003 and (ii) fulfill all such purchase orders in accordance with their terms, subject to terms and conditions of the Distribution Agreements and the terms and conditions as are set forth in Exhibit A hereto. FSI and the FSI Purchasing Affiliates shall have no responsibility with respect to such purchase orders for Spare Parts, including any responsibility for payment of the Spare Parts Commission under Section 4.3(c), except as set forth the Distribution Agreements and the terms and conditions set forth in Exhibit A hereto.

          (b)     Notwithstanding Section 2.8 of the Transition Agreement, Metron and FSI agree that the terms of the Distribution Agreements, to the extent applicable, shall continue in full force and effect (subject to such other terms as are set forth in Exhibit A hereto) with respect to the purchase orders for Spare Parts outstanding as of the Closing Date and all Purchase Orders for Spare Parts entered into by Metron and the Metron Selling Affiliates between the Closing Date and April 15, 2003.

          (c)     Commencing on April 16, 2003, FSI and the FSI Purchasing Affiliates shall be responsible for accepting new purchase orders for Spare Parts (and invoicing customers, distributing Spare Parts to customers and servicing customers with respect to such new Spare Parts purchase orders); provided, however, that foregoing shall exclude purchase orders for the sale of Spare Parts in Israel that are subject to the Israel Distribution Agreement.

6.	Value Added Taxes; Indirect Taxes.

          (a)     In connection with the Closing of the transfer of the Distribution Business by Metron and the applicable Metron Selling Affiliates to the applicable FSI Purchasing Affiliates and the determination of the Estimated Purchase Price, FSI and Metron have not included any value added taxes (“VAT”) in such determination on the basis, among other reasons, that the transfer of the Distribution Business is exempt from VAT as such transfer constitutes the transfer of the Distribution Business as a going concern. However, in the event that FSI and Metron determine as part of determining the final Purchase Price pursuant to Section 2.5 of the Transition Agreement that VAT is applicable to the transfer of selected assets in any country, (i) Metron shall cause the relevant Metron Selling Affiliate to issue an invoice to the relevant FSI Purchasing Affiliate for the amount of such VAT in accordance with applicable law so as to enable the FSI Purchasing Affiliate to claim a VAT credit and (ii) the amount of such VAT shall be added to the final Purchase Price. In the event that Metron and FSI determine for any country that no amount of VAT is owed in connection with the transfer of the Distribution Business and it is later determined by taxing authorities in any country that additional amounts of VAT is are owed, FSI agrees that it shall be responsible for the payment of such VAT.

          [(b)     In the event that there are any indirect taxes (such as stamp duty and registration taxes) relating to the transfer of the Distribution Business in any country that as a matter of law or custom in such country are to be paid by a buyer of a business or assets, FSI agrees that it shall be responsible for the payment of such taxes.] [To be confirmed]

7.	Waiver of Delivery of Employee Benefits Schedule.

          FSI hereby waives (i) the requirements in Section 6.1 and Section 9.1(j) of the Transition Agreement that Metron provide a schedule as of Closing listing all Employee Benefits to which each Transferred Employee is entitled and (ii) any right to indemnification under Section 12.1(ii) of the Transition Agreement relating solely to the failure to deliver such schedule; provided however, that the foregoing shall not constitute a waiver of or relieve (x) Metron of its obligations in respect of employees provided for in the Transition Agreement, including in Section 6.2 (except for Section 6.2(d) insofar as it relates to items to be delivered in respect of Employee Benefits plans or arrangements to be disclosed in an update to the schedule required to be delivered in accordance with Section 9.1(j)) or (y) FSI of its obligations in respect of Transferred Employees provided for in the Transition Agreement, including in Section 6.3.

8.	Continued Force and Effect of Transition Agreement.

          Except as expressly modified by the terms of this Amendment, the terms and conditions of the Transition Agreement and its respective exhibits and schedules shall remain in full force and effect.

          IN WITNESS WHEREOF, each party has executed this Amendment by its duly authorized officers as of the day and year first above written.

FSI INTERNATIONAL, INC.		METRON TECHNOLOGY N.V.

By:	/s/ Pat Hollister	By:	/s/ Ed Segal
Name:	Pat Hollister	Name:	Ed Segal
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Exhibit A

Additional Terms and Conditions
for
Spare Part Purchase Orders not Transferred

          1.     All orders placed on FSI will be at 25% discount. There will be no reduction in discount for rush shipments as Metron will have no inventory.

          2.     All shipments from the United States to be via the DHL European or Asia Hub. Shipping costs from DHL to the customers to be at the cost of FSI. All purchase orders for Spare Parts placed by Metron to FSI will be shipped DDP to the relevant Metron Warehouse or customer site stated on the Metron purchase order.

          3.     Certain procedures:

(a)	FSI shall inform DHL to release stock against Metron purchase orders.

(b)	Brian Mercer will serve as the Metron contact for processing the purchase orders.

(c)	Robert Wendt will serve as the FSI contact for processing the purchase orders.